                         EXHIBIT 10.1

UIL HOLDINGS CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of September 26, 2005, by and between UIL HOLDINGS CORPORATION, a Connecticut corporation, having its principal place of business in New Haven, Connecticut, (hereinafter, "the Company") and Richard J. Nicholas (hereinafter, "the Optionee"),

WITNESSETH THAT:

WHEREAS, the Company has adopted the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, a copy of which is annexed hereto ("the Plan," terms defined therein being used herein as therein defined); and

WHEREAS, the Optionee has been and is now a full-time employee of the Company or one of its Subsidiaries; and

WHEREAS, the Administrator of the Plan has granted to the Optionee Stock Options to purchase Common Stock of the Company; and

WHEREAS, as a condition to the receipt of such Stock Options the Optionee is required to enter into this Agreement evidencing the terms and provisions governing the Stock Options,

NOW THEREFORE, the parties hereby agree as follows:

1. Options.

Pursuant and subject to the terms of this Plan, this Agreement evidences the grant to the Optionee of an option to purchase Five Thousand (5,000) shares of Company Common Stock at an exercise price per share of $52.08 (the "Stock Options," and each a "Stock Option"). The Stock Options are Nonqualified Stock Options, and each Stock Option includes a Reload Right.

2. Exercisability and Duration

a. Generally. No part of the Stock Options will be exercisable until September 26, 2006. On that date, options to acquire One Thousand Six Hundred and Sixty-Seven (1,667) shares of Company Common Stock will first become exercisable. Thereafter, options to acquire an additional One Thousand Six Hundred and Sixty-Seven (1,667) shares will first become exercisable on September 26, 2007, and options to acquire an additional One Thousand Six Hundred and Sixty-Six (1,666) shares will first become exercisable on September 26, 2008. A Stock Option arising from the exercise of a Reload Right will become exercisable on the six-month anniversary of the date when the Reload Right was exercised. When a Stock Option, including a Stock Option arising from the exercise of a Reload Right, becomes exercisable, it and its Reload Right will remain exercisable until September 26, 2015, unless one of the events covered by subsection c. below occurs, in which event the exercisability rules set forth in that subsection will apply.

b. Continued Employment. Except as otherwise provided in subsection c. below, the Optionee may exercise a Stock Option only if the Optionee is, and has continuously been since September 26, 2005, a full-time employee of the Company or one of its Subsidiaries.

c. Exercisability of Options Upon Certain Events. Upon the termination of the Optionee’s full-time employment by the Company or one of its Subsidiaries as a result of retirement, death or disability, all of the Stock Options that have not expired or been exercised will become immediately exercisable. Upon the termination of the Optionee's full-time employment for any other reason, including but not limited to voluntary or involuntary termination, all of the Stock Options that are not then exercisable will automatically expire. The Optionee will be considered "retired" or "disabled" for purposes of the Plan if the Optionee is entitled to a service pension, disability pension, disability benefit or disability allowance under the Company's pension or disability plan.

(i)
Upon Death. If the Optionee’s full-time employment by the Company or one of its Subsidiaries is terminated by death, the Optionee's legal representative or successor by bequest or the laws of descent and distribution (each a "Successor in Interest") may exercise, in whole or in part, the Stock Options exercisable by the Optionee on the Optionee’s date of death, from time to time within one year after the Optionee's date of death.

(ii)
Upon Retirement, or Termination Due to Disability. If the Optionee's full-time employment by the Company or one of its Subsidiaries is terminated due to retirement or disability, the Optionee, or the Optionee’s guardian or Successor in Interest, may exercise, in whole or in part, the Stock Options and Reload Rights exercisable by the Optionee on the date of termination of the Optionee’s full-time employment, from time to time within three years after such date.

(iii)
Upon Voluntary or Involuntary Termination of Service. Upon a voluntary or involuntary termination of the Optionee’s full-time employment by the Company or one of its Subsidiaries due to any cause other than the death, retirement or disability, the Optionee, or the Optionee’s Successor in Interest, may exercise, in whole or in part, the Stock Options exercisable by the Optionee on the date of termination of the Optionee’s full-time employment, from time to time within five months after such date;

provided, however, that if the Optionee is terminated for cause (as determined by the Administrator), or if the Optionee, at any time after his or her voluntary or involuntary termination of full-time employment, engages in any occupation or business that, in the opinion of the Administrator, is a competitor of the Company or any of its Subsidiaries, all of the Optionee's unexercised Stock Options may be canceled by the Administrator.

(iv)
Upon a Change of Control. In the event of a change of control of the Company, all of the Stock Options that have not expired or been exercised will become immediately exercisable. Change in Control of the Company shall be as defined in the Plan, as that definition and the Plan may be amended from time to time.

Transfer of the Optionee from the Company to a Subsidiary, from a Subsidiary to the Company, and from one Subsidiary to another, will not be considered a termination of employment. Nor will it be considered a termination of employment if the Optionee is placed on a military or sick leave or any other leave of absence that is considered as continuing intact the employment relationship. In such a case, the employment relationship will be continued until the date when an employee's right to reemployment is no longer guaranteed either by law or by contract.

3. Payment for Stock.

The Stock Options may be exercised only upon payment of the exercise price in full. Such payment will be made in cash or by the Optionee's surrendering, either actually or by attestation, a share or shares of Common Stock having a Fair Market Value on the date of the exercise equal to the aggregate exercise price of the Stock Options being exercised, or in any combination of cash and such shares, as determined by the Administrator. In order to exercise a Reload Right, the Optionee must pay the exercise price of the underlying Stock Option in full by surrendering, either actually or by attestation, a share or shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price of such Stock Option. "Fair Market Value" on any date shall be the average of the high and low sales price of shares of Common Stock on the New York Stock Exchange composite tape, or such other recognized market source as may be designated by the Administrator from time to time, on such date. If there is no sale on such date, then such average price on the last previous day on which a sale is reported shall govern.

Prior to the exercise of a Stock Option and delivery of the Common Stock purchased thereby, the Optionee will have no right to dividends and will have no voting or other rights on account of the Stock Options.

4. Documentation of Exercise.

In order to exercise a Stock Option, the Optionee must remit to the Administrator a completed and signed Notice of Exercise, in the form attached hereto as Schedule A, together with cash, or a check made payable to the Company, in the amount of the aggregate exercise price. In the event that the Optionee is exercising Stock Options or Reload Rights with a share or shares of Common Stock, the Optionee must first remit to the Administrator a completed and signed Stock for Stock Exercise Worksheet, in the form attached hereto as Schedule B, and must thereafter surrender to the Company, either actually or by attestation, such number of shares of Common Stock, together with such cash or check payment, as the Administrator shall determine, and, since the exact amounts cannot be determined until processing by the Administrator of the Stock for Stock Exercise Worksheet form, the Optionee shall have such additional period of time as may be allowed by the Administrator, in a uniform and nondiscriminatory manner, in which to surrender such share or shares of Common Stock and remit any cash or check payment due.

No shares of Common Stock will be issued to the Optionee or listed in the Optionee’s name on the books of the Company until those shares have been paid for in full.

In addition to the foregoing documents, the Optionee will execute such other documents or take such other steps as the Administrator deems necessary or advisable to comply with any applicable law, regulation, rule or order.

5. Date of Exercise.

Except as otherwise provided in this Paragraph 5, the date on which a Stock Option shall be considered to have been exercised shall be the date on which the Administrator receives all such properly completed and executed forms as are required pursuant to Paragraph 4, together with payment in full for the Stock being purchased. In the case of an exercise of a Stock Option or Reload Right with Company Common Stock, the exercise date shall be the date on which the Plan Administrator receives all properly completed forms, provided the Optionee remits any cash or check payment due within the time allowed as provided in Paragraph 4.

6. Transferability. Except as otherwise permitted by the Administrator, the Stock Options are not transferable otherwise than by the Optionee's will or by the laws of descent and distribution.

7. Listing. Registration and/or Approvals. Each Stock Option is subject to the requirement that if at any time the Administrator determines it is necessary or desirable to list, register or qualify any shares of Common Stock subject to such Option upon any securities exchange or under any state or federal law, or to obtain the consent or approval of any governmental regulatory body as a condition of, or in connection with, the granting of such Stock Option or the issue or purchase of shares of Common Stock thereunder, such Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Administrator.

8. Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Administrator will make such adjustments as it deems appropriate in the number and kind of shares covered by the Stock Options and in the exercise price of the Stock Options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all of the Stock Options and Reload Rights outstanding on the date of such event will be assumed by the surviving or continuing corporation. In the event of any reorganization in which all of the shares of the Company's Common Stock are exchanged for shares of the common stock of another corporation, all of the Stock Options and Reload Rights outstanding on the effective date of the share exchange will be automatically converted into stock options and reload rights to purchase shares of the other corporation on identical terms, and the other corporation will assume the Plan.

9. Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Optionee and the Optionee’s guardians and Successors of Interest.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

            UIL HOLDINGS CORPORATION

Date:	September 28, 2005	By:	/s/ Nathaniel D. Woodson
Its Chairman of the Board of Directors,
President and Chief Executive Officer

Grant of Options on foregoing terms
acknowledged.

Date:	September 28, 2005	By:	/s/ Richard J. Nicholas